Exhibit 99.1
For more information, please contact:
Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com
FOR IMMEDIATE RELEASE:
Claimsnet Names Kent McRee as President
Dallas, Texas — May 31st, 2006 — Claimsnet.com (OTCBB: CLAI.OB), a leading provider of Internet-based ASP electronic claim processing solutions for the healthcare payer industry, announced today that Mr. Kent McRee has joined the Company as president, with primary responsibilities of sales and marketing. Don Crosbie continues as chairman and chief executive officer.
Mr. McRee has more than 20 years experience in healthcare industry sales, sales management, marketing, consulting and business development strategies. He most recently served as the president of Resource Knowledge Management, LLC, of Dallas, Texas, a sales, marketing and business development consulting firm for the health care industry. Mr. McRee previously served in executive sales and marketing positions at Healthaxis, a technology based solutions company for Business Process Outsourcing and claims administration, A & G Healthcare of Dallas, Texas, a primary and secondary PPO network repricing company, and GTESS Corporation, a Business Process Outsourcing, Imaging and OCR technology and document management company.
“Kent brings to Claimsnet a highly successful track record in health care sales and marketing,” said Don Crosbie, chief executive officer of Claimsnet. “The addition of Kent McRee to our management team is a significant strengthening of the capabilities of Claimsnet management to bring ‘best of breed’ solutions to the healthcare payer industry.
“I am very pleased to join the exceptional team at Claimsnet,” commented Mr. Kent McRee. “The extraordinary opportunity for the company within the healthcare payer marketplace has been demonstrated with more than 50 new clients over the past few years and I look forward to being a part of the continuing success of Claimsnet.”
About Claimsnet.com — Claimsnet is a leading provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company’s web site at htto://www.claimsnet.com.
Safe Harbor Statement Under the Private Securities Litigation Act 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company’s competitors, dependence on suppliers, and continued use of the Internet. Further information on the Company’s risk factors is contained in the Company’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.
###